Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-200621, No. 333-203067 and No. 333-211397) and Form S-8 (No. 333-184707) of MPLX LP of our report dated February 24, 2017, relating to the combined financial statements of Hardin Street Transportation LLC and Woodhaven Cavern LLC, which appears in this Current Report on Form 8-K of MPLX LP.
/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
March 2, 2017